EXHIBIT 5
                                    ---------
                                [VSSP LETTERHEAD]




                                October 18, 2004



Board of Directors
First Federal Bank of the Midwest
601 Clinton Street
Defiance, Ohio  43512

Ladies and Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by First Defiance Financial Corp. ("First Defiance") in connection with the issuance and sale by First Defiance of up to 881,852 shares of its common stock, $.01 par value (the "Shares"), in connection with First Defiance's acquisition of ComBanc, Inc. ("ComBanc") pursuant to the Agreement and Plan of Merger dated August 2, 2004, by and among First Defiance, First Federal Bank of the Midwest, ComBanc and The Commercial Bank (the "Agreement").

     We have assisted in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by First Defiance with the Securities and Exchange Commission for registration of the Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that First Defiance is a duly organized and legally existing corporation under the laws of the State of Ohio. Assuming compliance with applicable federal and state securities laws, we are also of the opinion that the Shares to be issued and sold by First Defiance in exchange for the outstanding common shares of ComBanc are duly authorized and, when issued in accordance with the terms and conditions of the Agreement, will be validly issued and outstanding, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus/Proxy Statement under the heading "Legal matters" included therein.

                                        Very truly yours,

                                        /s/ Vorys, Sater, Seymour and Pease LLP

                                        Vorys, Sater, Seymour and Pease LLP